EXHIBIT 10.20


                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT made to have effect the 26th day of March, 2001.

BETWEEN:

          MDSI MOBILE DATA SOLUTIONS INC., a corporation duly incorporated under the federal laws of Canada and having its offices at 10271 Shellbridge Way, Richmond, B.C. V6X 2W8

          (the "Company")

AND:

          ERIK DYSTHE, a resident of British Columbia, having an address at #802
          - 1383 Marinaside Crescent, Vancouver, B.C. V6Z 2W9

          (the "Executive")


     WHEREAS the Company wishes to employ the Executive and the Executive is willing to accept such employment upon the terms and conditions set forth in this Agreement;

     NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein set forth the parties hereto mutually covenant and agree as follows:

1.   EMPLOYMENT

1.1 The Company hereby employs the Executive to be the Chief Executive Officer of the Company and the Executive hereby accepts such employment. The Executive shall report to the Board of Directors of the Company and shall perform all duties and have all authority incident to the position of Chief Executive Officer of the Company and such additional duties as he may from time to time be reasonably required to perform, and such additional authority as he may from time to time be given, by the Board of Directors.

1.2 Without limiting or restricting in any manner the generality of the foregoing, the work and services to be performed by the Executive will include the following responsibilities and authority:

     (i) Develop the vision, strategies and tactics to achieve the goals and objectives as determined by the Board of Directors,

     (ii) Manage, build and develop the management into a world class management team capable of achieving the Company's potential;

     (iii)Assuming responsibility for developing and achieving the Company's vision, strategies, goals and programs; and

     (iv) Assuming responsibility for the operations of the Company including its operating performance on a quarter by quarter basis.


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                                      -2-


     (v) Identify opportunities for strategic partnering, mergers, acquisitions and dispositions and negotiate conditions of such initiatives on behalf of the Company so as to maximize profitability and future potential.

1.3 The Executive shall perform his duties out of the Richmond office of the Company or out of such other office in the lower mainland area of British Columbia which the Company shall establish and designate as its Vancouver head office. The Executive's duties will involve extensive domestic and international travel.

2.   EXCLUSIVE SERVICE

     Except as expressly provided the Executive shall, during his employment with the Company, devote his entire attention on a full time basis to the business of the Company. Provided he obtains the prior written approval of the Board of Directors the Executive may, during his employment with the Company undertake work as a director or consultant to any other company, firm or individual that is not in competition with the Company. At this time the Company acknowledges the Executive has obligations as a Director of Avcan Global Systems Inc., Mercantile Bank Corp and Advanced Book Exchange, Inc. (doing business as abebooks.com).

3.   SALARY AND BONUSES

3.1 The Company shall pay the Executive an annual base salary ("Base Salary") of Canadian $250,000 gross payable bi-monthly. The Company will undertake a review of the Executive's compensation every three years or sooner if deemed necessary by the compensation committee of the Board of Directors.

3.2  The Company shall pay the Executive the following incentive bonuses:

     (i) a primary bonus (the "Target Incentive") of up to 40% of Base Salary to be paid upon the Company achieving quarterly revenue, earnings per share and corporate targets established by the Board of Directors and communicated to the external market. This bonus shall be earned and paid in accordance with the details of the Target Incentive Plan attached as Schedule "B" to this Agreement, provided however that notwithstanding that the Target Incentive may not be fully achieved for the fiscal year ending December 31, 2001, one-half of the Target Incentive shall be automatically paid to the Executive at the end of such fiscal year; and

     (ii) a secondary bonus (the "Performance Incentive") of up to 40% of Base Salary to be paid upon the Company achieving internal performance targets established by the Board of Directors. This bonus shall be earned and paid in accordance with the details of the Performance Incentive Plan attached as Schedule "C" to this Agreement.

3.3 All payment of salary or bonus shall be subject to deduction of all applicable Federal and Provincial income tax, unemployment insurance, Canada Pension deductions


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                                      -3-


and other deductions required at law or made pursuant to this Agreement.

4.   EXPENSES

4.1 The Company shall provide to the Executive the following expenses, equipment and allowances:

     (i) reimbursement for all reasonable and necessary expenses incurred by the Executive in the conduct of the business of the Company in accordance with travel and expense policies established by the Company from time to time; and

     (ii) appropriate hardware/software, including cell phone, pager, and a portable computer selected by the Company to permit the Executive to operate effectively while away from the office or at home and associated costs.

5.   STOCK OPTIONS

5.1 The Executive shall be entitled to participate in the Employee Stock Purchase Plan as established by the Company and amended from time to time. A copy of that Plan has been supplied to the Executive who acknowledges its receipt.

5.2 Stock options which have vested may be exercised at any time up to five years from the date of grant. Those stock options which have not vested by the date of termination of the Executive's employment with the Company shall expire automatically as of that date. Upon termination of his employment by resignation, the Executive shall have a period of six months (6) months in which to exercise vested share purchase options, failing which those options shall expire automatically.

6.   VACATION

6.1  The Executive shall be entitled to four (4) weeks vacation per year.

7.   BENEFITS

7.1 The Executive shall receive those benefits (including medical, dental, extended health insurance, short and long term disability, life insurance and family assistance) which are provided to Canadian based employees in the Company Employee Benefit Program (the "Program") in effect upon the Executive's employment date as that Program may be modified from time to time. A copy of the Program has been supplied to the Executive who acknowledges its receipt.

8.   SICK LEAVE

8.1 If the Executive shall, at any time, by reason of illness or mental or physical disability, be incapacitated from carrying out the terms of this Agreement, he shall furnish the Directors of the Company with medical evidence to prove such incapacity and the cause thereof, and shall receive his full salary for a period of 180 days or until long term disability begins whichever period is shorter.

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                                      -4-


9.   CONFIDENTIAL INFORMATION

9.1 The Executive acknowledges that as Chief Executive Officer of the Company, he holds a fiduciary position and owes to the Company a duty of utmost loyalty and good faith. The Executive agrees to serve the Company well and faithfully and to the best of his ability, and to use his best efforts to promote its interests.

9.2 The Executive acknowledges that in the exercise of his duties with the Company he will develop and receive information which is proprietary or confidential to the Company, which information may include but shall not be limited to: intellectual property; know-how; trade secrets and processes; product specifications; methods of doing business; information with respect to the Company's organization; information with respect to the Company's financial affairs and business plans; information with respect to the Company's pricing policies; sales and marketing plans; information with respect to the identity and special needs of the Company's customers (the "Confidential Information").

9.3 The Executive agrees that he shall not disclose the Confidential Information (either during the continuance of his employment hereunder or any time thereafter) to any persons other than the Directors of the Company, or as required in the normal course of business and shall not use the Confidential Information (either during the continuance of his employment hereunder or any time thereafter) for his own purposes, or any purposes other than those of the Company. The Executive further agrees in consideration for his continued employment by the Company to execute such further and other agreements concerning the secrecy of the affairs of the Company or any companies with which the Company is affiliated or associated as the Directors of the Company shall reasonably request.

9.4 Information shall not be considered as confidential if at the time of disclosure by the Executive it is generally known to the public or after disclosure by the Executive it becomes known to the public through no violation of this Agreement or is disclosed to the Executive by a third party that it is not under an obligation to maintain the confidentiality of the information.

10.  NON COMPETITION

10.1 The Executive agrees that the Company has a legitimate interest in ensuring that Confidential Information will neither be used by the Company's competition nor by the Executive for a purpose other than the execution of his functions as an employee of the Company. Therefore, the Company and the Executive specifically agree:

     (i) that during the term of his employment, under no circumstances will the Executive compete with the Company either on his own behalf or on behalf of or as an employee of a third party;

     (ii) for a period of two (2) years following the termination of his employment with the Company the Executive shall not compete with the Company either on his own account or on behalf of or as an employee of any third party; and

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                                      -5-


     (iii)for a period of two (2) years following the date of termination of his employment with the Company the Executive shall not approach any other employee of the Company for the purpose of recruiting that employee to his own service or offering or causing to be offered to such other employee a new position or employment with any other person or company

10.2 The Executive acknowledges and agrees that there can be no geographic limit to his covenant not to compete due to the nature and extent of the business of the Company, the market for the Company products and the technologies with which the Company is involved.

10.3 The parties to this agreement recognize that a breach by the Executive of any of the covenants contained in Sections 9 and 10 of this Agreement would cause irreparable harm to the Company which could not be adequately compensated for by monetary damages. Accordingly the Executive agrees that in the event of a breach by him of any of the covenants contained in Sections 9 and 10 of this Agreement, he shall and hereby does consent to an injunction being issued against him restraining him from any further breach of the said covenants. The provisions of this section shall not be construed so as to affect or impair any other remedies which the Company may have in the event of such breach, including but not limited to an action for damages.

11.  OWNERSHIP AND USE OF WORK PRODUCTS

11.1 The Executive agrees that any work products produced by the Executive in the course of his employment with the Company whether developed solely by the Executive or jointly with any other party (the "Work Product") shall be the sole and exclusive property of the Company.

11.2 The Company acknowledges that general knowledge and experience including general techniques, algorithms, methods and formulae not developed for the Company's specific application or work gained by the Executive prior to or in the course of his association with the Company, may be used by the Executive at any time prior to, during or subsequent to his association with the Company, unless a specific agreement to the contrary is entered into by the Executive and the Company, as long as the Executive is not in breach of his covenants of non-competition contained herein.

11.3 This Agreement does not apply to any general techniques, formulae, algorithm or method for which no equipment, supplies, facility or other resources or trade secret information of the Company was used and which was developed entirely on the Executive's own time unless such techniques, formulae, algorithms, or method related directly to the business of the Company or the Company's actual demonstrated anticipated research or development.

11.4 At any and all times, either during or after termination of the Executive's employment with the Company, the Executive will promptly, on the request of the Company, perform all such acts and execute and deliver all such documents that may be necessary to vest in the Company the entire right, title and interest in and to any such Work Product. Should any services be rendered after termination of his association with the Company a reasonable compensation will be paid to the Executive upon a per diem basis in addition to reasonable travelling and accommodation expenses incurred as a result of rendering such services.

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                                      -6-


11.5 The Employee hereby assigns to the Company any rights the Employee may have or acquire in the Work Product and waives all claims whatsoever with respect to the Work Product including any moral rights which he/she may have or acquire in the Work Product or to its use, including the right to restrain or claim damages for any distortion, mutilation or other modification of the Work Product or any part thereof whatsoever, or to restrain use or reproduction of the Work Product in any context, or in connection with any product or service.

12.  TERMINATION OF EMPLOYMENT

12.1 The Executive's employment may be terminated at any time by the Company without previous notice and without payment in lieu of notice for cause which, for the purposes of this agreement shall include but not be limited to:

     (i) dishonesty in the course of the discharge of his duties as an employee;

     (ii) gross negligence or repetitive negligence committed without regard to corrective direction in the course of the discharge of his duties as an employee;

     (iii)conviction of any criminal offence other than an offence which, in the reasonable opinion of the Company does not affect the reputation of the Company or the Executive's position as a representative of the Company;

     (iv) becoming bankrupt or insolvent;

     (v) any incapacity, other than an illness or disability, which renders the Executive incapable of continuing his employment for a period of three
          (3) months or longer.

12.2 The Executive shall be entitled to terminate his employment with the Company, at will, at any time by giving notice in writing to the Company of not less than eight (8) weeks unless otherwise agreed to in writing by the parties.

12.3 The Company may terminate the employment of the Executive at will and without cause at any time upon payment to the Executive of his Base Salary owing up to the date of termination and a severance package consisting of an amount equal to one (1) times the current Base Salary. At the option of the Company, such severance package may be paid to the Executive in twenty-four (24) equal bi-monthly payments over the next one (1) year immediately following the date of the Executive's termination.

12.4 The Executive will not be required to mitigate the amount of any payment or benefit provided for under this Section 12 or any damages resulting from a failure of the Company to make any such payment or to provide such benefit, by seeking other employment, or otherwise, nor shall the amount of any payment or benefit provided for under this Section 12 be reduced by any compensation earned by the Executive from employment or self employment.


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                                      -7-


13.  CHANGE OF CONTROL OF THE COMPANY

13.1 In this section the term "Change of Control" shall mean:

     (a) the sale of greater than 50% of the issued and outstanding common shares in the capital of the Company pursuant to a "takeover bid" (as defined in the British Columbia Securities Act);

     (b) the disclosure that any person (a "Control Person") directly or indirectly, beneficially or legally owns, or exercises control or direction over, greater than 50% of the issued and outstanding shares in the capital of the Company, in any insider trading report, information circular, prospectus, offering memorandum, material change report or other disclosure document of the Company or any such Control Person, filed or required to be filed with the British Columbia Securities Commission, the TSE or any other securities regulatory authority or stock exchange;

     (c) the sale or disposition of all or substantially all of the assets of the Company to a non-affiliated party;

     (d) the merger, amalgamation or consolidation of the Company with or into any other non-affiliated corporation; or

     (e) the appointment of a liquidator, receiver, receiver-manager, or trustee in bankruptcy of the Company, or the making of any assignment or proposal to or for the benefit of the creditors of the Company.

13.2 In the event that the Company undergoes a Change of Control the Executive shall have the right at any time within thirty (30) days from the date on which the Change of Control occurred to resign from his employment with the Company in accordance with Section 12.2 above, in which case he shall be entitled to receive the severance package described in Section 12.3 above.

13.3 The Executive will not be required to mitigate the amount of any payment or benefit provided for under this Section 13 or any damages resulting from a failure of the Company to make any such payment or to provide such benefit, by seeking other employment, or otherwise, nor shall the amount of any payment or benefit provided for under this Section 13 be reduced by any compensation earned by the Executive from employment or self employment.

14.  RESIGNATION AND INDEMNITY

14.1 Upon termination of this Agreement, the Executive will tender to the Company, and their associated companies, his resignation as an officer and if applicable, his resignation as a director.

14.2 Subject to the Canada Business Corporations Act, as amended from time to time (the "Act"), the Company hereby indemnifies the Executive, his heirs, executors administrators and personal representatives (collectively, the "Indemnitees") and save the Indemnitees harmless against all costs,


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                                      -8-


charges and expenses actually and reasonably incurred by the Indemnities in law, in equity or under any statute or regulation, in connection with any civil, criminal, or administrative claim, action, proceeding or investigation to which the Indemnitees are made a party or in which they are otherwise involved as a witness or other participant by reason of the Executive being or having been a Director or officer of the Company or its affiliated or associated companies, including any action brought by the Company or companies, if:

     (i) the Executive acted honestly and in good faith with a view to the best interests of the Company or companies; and

     (ii) in the case of a criminal or administrative claim, action, proceeding or investigation, the Executive had reasonable grounds for believing that his conduct was lawful.

14.3 Without limiting the generality of the foregoing of Section 14.2 the costs, charges and expenses against which the Company will indemnify the Indemnitees include:

     (i) any and all fees, costs and expenses actually and reasonably incurred by the Indemnitees in investigating, preparing for, defending against, providing evidence in, producing documents or taking any other action in connection with any commenced or threatened action, proceeding or investigation, including reasonable legal fees and disbursements, travel, and lodging costs;

     (ii) any amounts reasonably paid in settlement of any action, proceeding or investigation;

     (iii)any amounts paid to satisfy a judgement or penalty, including interest and costs; and

     (iv) all costs charges and expenses reasonably incurred by the Indemnitees in establishing their right to be indemnified pursuant to this Agreement.

14.4 If the Indemnitees or any one of them are required to include in their income, or in the income of the estate of the Executive, any payment made under this Section 14 for the purpose of determining income tax payable by the Indemnitees or any of them or the estate, the Company shall pay an amount by way of indemnity that will fully indemnify the Indemnitees or estate for the amount of all liabilities described in Section 14.2 and Section 14.3 and all income taxes payable as a result of the receipt of the indemnity payment.

14.5 Upon receipt of a written request by the Indemnitees for indemnification under this Agreement (an "Indemnification Notice"), the Company will forthwith apply to the Supreme Court of British Columbia for approval of the requested indemnification, will diligently proceed to obtain such approval and will take all other steps necessary to provide the requested indemnification as soon as practicable following receipt of the Indemnification Notice.

14.6 Any failure by the Executive in his capacity as a director or officer of the Company to comply with the provisions of the Act or the Memorandum, Articles or Bylaws of the Company will not invalidate any indemnity to which he is entitled under this Agreement.


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                                     -9-


15.  RETURN OF PROPERTY

15.1 In the event of termination of this Agreement, the Company agrees to pay the Executive all arrears of compensation, and all out of pocket expenses owing, up to and including the effective date of termination, upon receipt from the Executive of (and the Executive agrees to deliver to the Company);

     (i) any property of the Company which may be in the possession or control of the Executive; and

     (ii) the repayment of any sums owed by the Executive to the Company.

16.  SURVIVAL

16.1 Notwithstanding the termination of this Agreement for any reason whatsoever the provisions of Sections 9, 10, 11 and 14 hereof and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following such termination.

17.  NOTICE

17.1 Any notice or other communication (each a "Communication") to be given in connection with this Agreement shall be given in writing and may be given by personal delivery, by registered mail or by telecopier, addressed as follows:

TO:               MDSI Mobile Data Solutions Inc.
                  10271 Shellbridge Way
                  Richmond, B.C. V6X 2W8
                  Attn:             Board of Directors
                  Phone:            604-207-6000
                  Fax:              604-207-6062

AND TO:           Erik Dysthe
                  #802 - 1383 Marinaside Crescent
                  Vancouver, B.C.
                  V6Z 2W9
                  Phone:            604-605-3360
                  Fax:              604-605-3380

or at such other address or telecopier number as shall have been designated by Communication by either party to the other. Any Communication shall be conclusively deemed to be received, if given by personal delivery, on the date and at the time of actual delivery thereof and, if given by registered mail, on the fifth day following the date of mailing, if given by telecopier, on the business day following the transmittal thereof. If the party giving any Communication knows or ought reasonably to know of any actual or threatened interruptions of the mails, such Communication shall not be sent by mail but shall be given by personal delivery or telecopier.

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                                      -10-


18.  ENTIRE AGREEMENT

18.1 Any other previous agreements, written or oral, between the parties hereto relating to the employment of the Executive by the Company are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other party hereto of and from all manner of actions, causes and demands whatsoever under or in respect of any such agreement. This Agreement, together with the Plans and Programmes which are by reference expressly incorporated into it, constitutes and expresses the whole agreement of the parties hereto with reference to the employment of the Executive by the Company, and with reference to any of the matters or things herein provided for, or herein before discussed or mentioned with reference to such employment; all promises, representations, and understandings relative thereto being merged herein.

19.  AMENDMENTS AND WAIVERS

19.1 No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver or any breach of any by the party purporting to give the same and, unless otherwise provided in the written and signed waiver, shall be limited to the specific breach waived.

20.  BENEFITS OF AGREEMENT

20.1 The provisions of this Agreement shall enure to the benefit of and be binding upon the legal representatives of the Executive and the successors and assigns of the Company respectively.

21.  SEVERABILITY

21.1 If any provision of this Agreement is deemed to be void or unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity or any other provision hereby declared and agreed to be severable from each and every other section, subsection or provision hereof and to constitute separate and distinct covenants. The Executive hereby agrees that all restrictions herein are reasonable and valid and all defences to the strict enforcement thereof by the Company are hereby waived by the Executive.

22.  GOVERNING LAW

22.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia. The Company and the Executive hereby irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia, exclusively.


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                                      -11-


23.  COPY OF AGREEMENT

23.1 The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Company.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written:

SIGNED, SEALED AND DELIVERED by     )
ERIK DYSTHE                         )
in the presence of:                 )
                                    )
/s/ Illegible                       )
----------------------------        )    /s/ Erik Dysthe
Witness                             )    ----------------------------------
                                    )    ERIK DYSTHE
10271 Shellbridge Way               )
Richmond B.C.  V6X 2W8              )
----------------------------        )
Address                             )
                                    )
Legal Assistant                     )
----------------------------        )
Occupation                          )


MDSI MOBILE DATA SOLUTIONS INC.


Per:  /s/ Gerald Chew
      -------------------------------
      Authorized Signatory

                         Schedule "A" - Job Description

Position : Chief Executive Officer
Purpose of Position
-------------------
To establish short-term and long-range objectives , plans and policies subject to approval of the Board of Director, direct financial, organizational, and operations planning activities, approve budgetary and operations functions and monitor performance to ensure objectives are met; represent the organization with its major customers, the financial community,. Responsible for establishing strategies and tactics associated with mergers, acquisitions, partnering, and dispositions.

Significant Duties and Responsibilities
---------------------------------------
Develops broad corporate goals, objectives and strategies in accordance with established mandate and mission of the organization as agreed to with the Board of Directors. Directs and coordinates major organizational units so that their activities are carried out in as an integrated "team".

Establishes accountability and authority limits for subordinate executives and monitors their performance in execution of business plans, strategic renewal plans, financial results and organizational objectives, taking corrective action as required.

Implements on a continuous basis an organizational structure and staffing plan that meets the on going operational needs of the company and presents key executive candidates to the Board of Directors for approval.

Present budgets to Board of Directors for approval, reviews financial results, cash flow requirements, and capital expenditures on a regular basis, assess need for corrections, reports results to Board; arranges/negotiates external financing as appropriate.

Represents the organization in important external business relationships with major clients, strategic partners, financiers, government and the public where such contacts are critical to achievement of corporate goals.

Identifies opportunities for strategic partnering, mergers, acquisitions and dispositions and negotiates conditions of such initiatives on behalf of the company in order to maximize profitability and future potential for shareholders.

Education and Experience
------------------------
Broad business experience including 12+ years of progressively more responsible management experience.

Specialized Skills
------------------
Broad general knowledge of the high tech industry and on going awareness of technology developments. Skills in general and strategic business management, innovative and visionary planning, analysis and decision making. Effective leadership communication and customer relations.



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                                      -13-


                                  SCHEDULE "B"

40 % of base salary based 80% on achievement of the company's EPS targets in each quarter and 20% on personal performance determined annually.

The company's EPS targets in each quarter are either achieved or not with achievement resulting in the payment of the entire (80% of 40%) incentive within 30 days of the company's quarterly results being announced. 50% of any missed quarters incentive (i.e. 40% of 40%) can be recovered if the year's EPS target is achieved. This would be paid along with any other incentive achieved for the year.

Personal performance is actually 20% of the target 40% and 20% of the stretch 40% incentive or 16% of base salary. The performance rating will be based on a 1-10 rating scale where 1 = intolerable, 2 = less than tolerable, 3 = barely tolerable, 4 = satisfactory -, 5 = satisfactory, 6 = satisfactory +, 7 = exceeding, 8 = exceeding +, 9 = excelling, 10 = exceptional. A 5 rating would therefore result in 8% of base salary as an incentive, 7.5 would 12%, and so on. Personal results are based on a performance plan, which articulates a set of personal objectives for the year.

                                  SCHEDULE "C"

Schedule 2 - 40% of base salary based 80% on exceeding the target EPS for the year and 20% on personal performance as described above.

The determination of % achievement of stretch incentive (0-32% of base) will be in direct relationship to the % achievement of the EPS stretch target for the year as set by the Board of Directors (e.g. 50% of difference between target and stretch achieved = 50% of 32% or 16% of base salary).

Payment of annual incentives will be within 30 days of announcing the company's annual results.